ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and executed this 14th day of December, 2009 by and among Xcorporeal, Inc., a Delaware corporation (“Xcorporeal”), Xcorporeal Operations, Inc., a Delaware corporation and a wholly owned subsidiary of Xcorporeal (“Operations”), National Quality Care, Inc., a Delaware corporation (“NQCI,” and together with Xcorporeal, Operations and NQCI, “Sellers”) and Fresenius USA, Inc., a Massachusetts corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Sellers are development stage companies engaged in the development of technologies related to portable hemodialysis devices, continuous renal replacement therapy devices, wearable hemodialysis devices and wearable ultrafiltration devices, including, the development of the supersorbent renal technology, the “Business”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each of the stockholders of the Sellers set forth on Exhibit A (the “Stockholders”) is entering into an agreement with Purchaser in the form attached hereto as Exhibit B (the “Voting Agreements”) to vote all of the shares of voting stock of the applicable Seller owned by such Stockholder according to the terms set forth in the Voting Agreements;

WHEREAS, on or about the Closing Date, Xcorporeal and Operations intend to transfer all or substantially all of their assets (other than the Purchased Asserts) and liabilities to a liquidating trust established for the benefit of Xcorporeal’s stockholders (the “Xcorporeal Trust”). In the event of such transfer, references herein to “Xcorporeal” shall thereafter be deemed to be references to the “Xcorporeal Trust”;

WHEREAS, in connection with the execution and delivery of the letter dated September 21, 2009, among the Sellers and Purchaser, Purchaser paid to Xcorporeal a non-refundable exclusivity fee in the amount of $200,000, which will be credited against the Purchase Price (as defined herein);

WHEREAS, Sellers desire to sell to Purchaser the Purchased Assets (as defined below) in consideration for the payment of the Purchase Price, in accordance with the terms hereinafter set forth; and

WHEREAS, Purchaser desires to acquire the Purchased Assets.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.	Purchase and Sale.

1.1.
Assets To Be Sold and Purchased. Subject to the terms and conditions of this Agreement, Sellers agree to sell, convey, assign and deliver to Purchaser, free and clear of all liens and encumbrances, and Purchaser agrees to purchase from Sellers at the Closing (as hereinafter defined), all of the right, title and interest that Sellers possess as of the Closing in and to Sellers’ assets set forth in this Section 1.1. (collectively, the “Purchased Assets”):

(a)
Intellectual Property. (i) The patents, trademarks, trade names, and other intellectual property, including domain names incorporating the same, in each case whether registered or not, and wherever such rights exist, together with the right to recover for any past infringement thereof (the “Business IP Rights”) listed on Schedule 1.1(a)(i), that comprise, are used, are held for use, or are intended for use by the Sellers in connection with or relating to the designs for portable hemodialysis devices (“PAK Technology”), (ii) the Business IP Rights listed on Schedule 1.1(a)(ii), that comprise, are used or are held for use by the Sellers in connection with or relating to the designs for continuous renal replacement therapy devices (“CRRT Technology”), (iii) the Business IP Rights listed on Schedule 1.1(a)(iii), that comprise, are used or are held for use by the Sellers in connection with or relating to the designs for wearable hemodialysis devices (“HD WAK Technology”), (iv) the Business IP Rights listed on Schedule 1.1(a)(iv), that comprise, are used or are held for use by the Sellers in connection with or relating to the designs for wearable ultrafiltration devices (“WUD Technology”), (v) the Business IP Rights listed on Schedule 1.1(a)(v) that comprise, are used or are held for use by the Sellers in connection with or relating to the designs for wearable continuous renal replacement therapy devices (“WAK CRRT Technology”), (vi) the Business IP Rights listed on Schedule 1.1(a)(vi) that comprise, are used or are held for use by the Sellers in connection with or relating to the development of the supersorbent technology (“Supersorbent Technology”), (vii) all other intellectual property used in connection with the Business, other than the domain names listed on Schedule 1.1(a)(vii), whether registered or not, the right to recover for any past infringement thereof, and the right to protection of interests therein, and (viii) all software used internally by Sellers, including external facing software (clauses (i) through (viii) being collectively called the “Business Intellectual Property”);

(b)
Tangible P&E. All furniture, fixtures, equipment, computers, computer hardware, computer peripheral equipment, tools, supplies and other tangible personal property owned by Sellers, including the tangible personal property listed on Schedule 1.1(b) (the “Tangible P&E”);

(c)	Personal Property Leases. The leases listed on Schedule 1.1(c), including all Sellers’ rights with respect to the underlying personal property (the “Personal Property Leases”);

(d)
Contracts. All contracts or agreements to which any Seller is a party or is bound listed on Schedule 1.1(d) (collectively, the “Business Contracts”) (said Business Contracts, together with the Personal Property Leases, being collectively called the “Purchased Contracts”);

(e)	Permits. All permits relating to the Business to the extent that such permits are transferable;

(f)
Books and Records. All business records, tangible data, documents, files, supplier lists, business and marketing plans, creative materials, advertising, promotional materials, price lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, invoices, sales literature, key metrics, data costs reconciliation and all other books and records (“Books and Records”); and

(g)	Goodwill. All goodwill associated with the Business and the Business Intellectual Property.

1.2.	Limitations on Assignability.

(a)
Notwithstanding anything in this Agreement to the contrary, to the extent that any of the Purchased Assets are not assignable without the consent of a third party, neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof.

(b)
If, prior to the Closing, Sellers have not or cannot obtain such consent or approval necessary for the assignment and assumption of any of the Purchased Contracts (each a “Nonassigned Asset”), Sellers and Purchaser agree to use commercially reasonable efforts to secure such assignment as soon as practicable. Unless and until such Nonassigned Assets are assigned by Sellers and assumed by Purchaser, such Nonassigned Assets shall not constitute Purchased Assets, nor shall any liabilities related thereto constitute Assumed Liabilities.

1.3.
Excluded Assets. All the assets of Sellers which are not specifically included as Purchased Assets hereunder shall remain the assets of Sellers and shall not be sold or conveyed hereunder (the “Excluded Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall not include (a) cash, restricted cash, cash equivalents or accounts receivable of any Seller, (b) marketable securities held by any Seller, (c) the capital stock, membership interest or other equity interest of any Seller, (d) any Seller’s websites, including each such site’s content, look and feel, verbiage and images, (e) the domain names listed on Schedule 1.3(e), (f) all employment and consultant agreements of either Seller and (g) the other assets listed on Schedule 1.3(f).

1.4.
Assumed Liabilities. The “Assumed Liabilities” shall consist solely of the liabilities and obligations arising on or after Closing under each properly assigned and assumed Purchased Contract. The Assumed Liabilities shall not include any outstanding liabilities of Sellers related to Sellers’ performance (or lack thereof) under any such Purchased Contract prior to Closing. At the Closing and subject to the terms and conditions set forth herein, Purchaser and Sellers shall execute an “Assumption Agreement”, in the form and substance reasonably satisfactory to all of the parties, whereby Purchaser will solely and exclusively undertake, assume and agree to perform, pay, become liable for and discharge when due the Assumed Liabilities.

1.5.
Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume and shall have no responsibility for any liabilities of Sellers of any nature whatsoever, including, without limitation, those arising in connection with, or related to, the Purchased Assets. Sellers shall have no responsibility for any liabilities arising in connection with, or related to, the Purchased Assets after the Closing.

1.6.
No Expansion of Third Party Rights. The assumption by Purchaser of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser, Sellers or any affiliate of any of them as compared to the rights and remedies which such third party would have had against the Sellers had Purchaser not assumed such obligations (other than the right to enforce any Assumed Liabilities directly against Purchaser as a result of the assumption of the Assumed Liabilities by Purchaser).

2.	Purchase Price and Allocation.

2.1.
Purchase Price. Subject to the terms and conditions of this Agreement, in consideration for the sale, conveyance, assignment and delivery of the Purchased Assets, Purchaser shall deliver to Sellers, to be divided among the Sellers as set forth on Schedule 2.1, payment by wire transfer to such bank account or bank accounts as shall be specified by Xcorporeal, in immediately available funds, the sum of $8,000,000 (the “Purchase Price”) to be paid as follows:

(a)	The exclusivity fee in the amount of $200,000 previously paid by Purchaser to Xcorporeal.

(b)	$3,800,000 on the date of closing (the “Closing Payment”).

(c)	$2,000,000 on April 1, 2010 (the “First Installment”).

(d)	$2,000,000 on April 1, 2011 (the “Second Installment,” and together with the First Installment, the “Installment Payments”).

(e)
Additional quarterly payments during the life of the patents included in the HD WAK Technology (the “HD WAK Patents”), payable not later than the forty-fifth (45h) day following the end of each of Purchaser’s fiscal quarters, in an amount equal to (A) two percent (2%) of the Net Revenues actually received by Purchaser from the sale of HD WAK devices in each country where such sales infringe valid and issued claims of the HD WAK Patents issued in such country (“HD WAK Devices”) plus (B) $0.75 per treatment for the attendant disposables that incorporate the HD WAK Technology (“Attendant Disposables,” and together with the HD WAK Devices, the “Acquired Technology Products”), not to exceed a maximum of $1.50 per patient per week in a country where such sales infringe valid and issues claims of the HD WAK Patents issued in such country, provided, however, that such payment for Attendant Disposables shall not be payable with regard to Attendant Disposables that incorporate any technology for which a Supersorbent Royalty (as defined below) is paid by Purchaser to any Seller or any of their affiliates (the “HD WAK Royalty”). For purposes of this Section 2.1(e), “Net Revenues” shall mean all gross revenues received by Purchaser from the sale of Acquired Technology Products or attendant disposables, as the case may be, less: (1) royalties or the like paid to third parties on the Acquired Technology Products or attendant disposables, as the case may be, in connection with intellectual property rights owned or controlled by such third parties that are necessary to commercialize such Acquired Technology Products or attendant disposables; (2) discounts, rebates and deductions actually granted to customers based on volumes and/or revenues commercialized, or any other deductions or the like allowed (whether in cash or trade) to wholesalers or distributors or to other customers for quantity purchases, prompt payments or other special conditions; (3) credits, write-offs, collection fees, allowances or refunds, not exceeding the original invoice amount, for claims, returns, collections or bad debts, and any other allowances made for returned or deficient goods or services; (4) transportation expenses, including any and all carriage or insurance charges, packaging, freight, and costs of delivery; (5) expenses and costs resulting from recalls or product liability claims other than those arising from the process of manufacturing the Acquired Technology Products by Purchaser or by third parties (other than Sellers or their affiliates) on its behalf; and (6) sales and use taxes and other fees or taxes imposed by any government or governmental agency, including, but not limited to any import, export or customs duties. Notwithstanding anything to the contrary contained herein, Purchaser may assign any or all of its obligations with respect to the Continuing Payments to any joint venture formed between Purchaser and/or some or all of the Sellers into which the HD WAK Technology is contributed or otherwise transferred.

(f)
Additional quarterly payments during the life of any patents included in the Supersorbent Technology (the “Supersorbent Patents”), payable not later than the forty-fifth (45h) day following the end of each of Purchaser’s fiscal quarters, in an amount equal to (A) the lesser of $0.75 per supersorbent cartridge or $1.50 per patient per week in each country where such sales infringe valid and issued claims of the Supersorbent Patents issued in such country less (B) any and all royalties payable to The Technion Research and Development Foundation Ltd. (“TRDF”) pursuant to that certain Research Agreement and Option for License dated June 16, 2005 among NQCI, TRDF and Prof. Moris Eisen (the “Research Agreement”) or any subsequently executed license agreement between TRDF and Purchaser substantially reflecting the terms set forth in Appendix C to the Research Agreement, provided, however, that such payment for supersorbent cartridges shall not be payable with regard to supersorbent cartridges that incorporate any HD WAK Technology for which a HD WAK Royalty is paid by Purchaser to any Seller or any of their affiliates (the “Supersorbent Royalty,” and together with the HD WAK Royalty, the “Royalty Payments,” and together with the Installment Payments, the “Continuing Payments”).

2.2.
Allocation of Purchase Price. The parties hereto agree that the Closing Payment, and the Continuing Payments, shall be allocated among the Sellers and to the Purchased Assets as provided in Schedule 2.1 and Schedule 2.2 hereto. Neither Purchaser nor any Seller shall perform any act or permit any omission in any tax filing or otherwise which is inconsistent with the allocation set forth in Schedule 2.1 or Schedule 2.2.

2.3.
Record Keeping Regarding Royalty Payments. Purchaser shall keep complete and accurate records with respect to the amounts to be paid to Sellers as Royalty Payments hereunder. Purchaser shall provide Sellers with a statement of the calculation of the applicable amounts due hereunder, in connection with each payment. Upon reasonable prior written notice by Sellers, Purchaser shall provide Sellers’ independent third party accountants with reasonable access to Purchaser’s records necessary to determine amounts due hereunder, provided, however, that such accountants shall agree to a standard confidentiality agreement. Such examination may take place not more than once every twelve (12) months, unless an error is found in Sellers’ favor in excess of five percent (5%) of the applicable quarterly payment of the HD WAK Royalty or Supersorbent Royalty, in which case Sellers may make two (2) examinations within the subsequent twelve (12) months following discovery of the error. If an error is discovered as a result of any such examination, the party in whose favor the error was made shall within 30 days pay the amount in error. Any such examination shall be at the Sellers’ sole expense unless errors of accounting in Purchaser’s favor amounting to five percent (5%) or more of the total Royalty Payments paid to Sellers under this Agreement for the previous one year period are found in which event all reasonable and documented out-of pocket examination expenses actually incurred by Sellers shall be at Purchaser’s expense.

3.	Closing.

3.1.
Closing Time and Place. The closing of the sale and purchase of the Purchased Assets pursuant to this Agreement (the “Closing”) shall take place on such date and at such time and place as may be mutually agreed upon by the parties (the “Closing Date”).

3.2.	Deliveries by Seller. Sellers shall deliver to Purchaser at the Closing the following:

(a)	One or more executed Bills of Sale from each Seller in substantially the form of Exhibit C attached hereto, transferring the Purchased Assets owned by that Seller to Purchaser.

(b)	Any third party consents required to assign the Purchased Contracts, as noted on Schedule 3.2(b).

(c)
A copy, certified by the Secretary of each Seller, of resolutions of the Board of Directors of each Seller authorizing the execution and delivery of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby.

(d)
Evidence of the approval of the stockholders of Xcorporeal and NQCI authorizing the execution and delivery of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby.

(e)	One or more patent assignments in substantially the form attached hereto as Exhibit D, assigning all of Xcorporeal’s and NQCI’s issued patents and patent applications.

(f)	One or more trademark assignments in substantially the form of Exhibit E attached hereto.

(g)	The legal opinions required pursuant to Section 7.2(f) hereof.

(h)
Such other instruments of conveyance as Purchaser or its counsel may reasonably request in order to effect the sale, transfer, conveyance and assignment to Purchaser of valid ownership of the Purchased Assets.

3.3.	Deliveries by Purchaser. Purchaser shall deliver to Sellers at the Closing the following:

(a)	The Closing Payment, payable in cash, by wire transfer of immediately available funds, to the account or accounts and in the proportions designated in writing by Sellers.

(b)	An executed Assumption of Liabilities in the form of Exhibit F attached hereto.

(c)
A copy, certified by the Secretary of Purchaser, of resolutions of the Board of Directors of Purchaser and the Management Board of Fresenius Medical Care Management AG authorizing the execution and delivery of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby.

3.4.	Joint Deliveries. The parties shall each deliver at the Closing, the following:

(a)	An executed PAK Technology, WUD Technology and HD WAK Technology assignment of license in the form of Exhibit G attached hereto (the “WAK/PAK Technology Assignment of License”).

(b)	An executed assignment of any and all rights of NQCI to the Supersorbent Technology in the form of Exhibit H hereto.

4.
Representations and Warranties of Sellers. As of the Closing, Xcorporeal, represents and warrants with respect to itself and Operations, and NQCI represents and warrants with respect to itself, to Purchaser as follows:

4.1.	Organization and Standing of Sellers. Each of Xcorporeal, Operations and NQCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2.
Authority. Subject to receipt of the Stockholder Approvals, each Seller has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. Except as set forth on Schedule 4.2 and subject to receipt of the Stockholder Approvals, the execution and delivery of this Agreement and the agreements contemplated hereby by each Seller and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Seller. Subject to receipt of the Stockholder Approvals, this Agreement and the agreements contemplated hereby have been duly executed and delivered by each Seller and (assuming the valid authorization, execution and delivery by Purchaser) constitute the valid and binding obligations of each Seller enforceable against such Seller in accordance with their respective terms.

4.3.
Notice. Except as set forth on Schedule 4.3 (the “Required Consents”), no Seller is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any person or entity in order for the parties to consummate the transactions contemplated by this Agreement.

4.4.
Claims. Except as set forth on Schedule 4.4, there are no actions, suits, investigations, claims or demands of any kind pending or, to the knowledge of any Seller, threatened against any Seller (i) in relation to the Purchased Assets; (ii) which could materially or adversely affect the Purchased Assets; or (iii) which could prevent the consummation of the transactions contemplated hereby or cause such transactions to be rescinded. Except as set forth on Schedule 4.4, there are no outstanding injunctions, judgments, orders or decrees of any kind related to the Purchased Assets.

4.5.
No Violation. Except as set forth on Schedule 4.5(a), the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with or result in a breach of the terms, conditions or provisions of, any order of any court or other agency of government or the certificate of incorporation or bylaws or certificate of organization or operating agreement of any Seller. Except as set forth on Schedule 4.5(a), no authorization, consent or approval or any order of any governmental or public authority or agency is required for the execution by any Seller of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby by any Seller.

4.6.	Purchased Assets. Except as set forth on Schedule 4.6, Sellers have the right to transfer the Purchased Assets free and clear of all liens and encumbrances.

4.7.
Compliance with Laws. Except as set forth on Schedule 4.7, the Business is being, and during the thirty-six (36) month period prior to the Closing has been conducted and operated in compliance in all material respects with all domestic or foreign, federal, state or local statute, law, regulation, constitution, code, edict, proclamation, treaty, ruling, pronouncement, decision, opinion, interpretation, ordinance, rule, regulation, order, writ, injunction, directive, judgment, permit, license, decree or other requirement (“Applicable Law”) issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any applicable foreign, domestic, federal, territorial, state or local governmental authority, tribal authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing (“Governmental Authority”). During the twenty-four (24) month period prior to the Closing, no Seller has received written notification from any Governmental Authority asserting that the conduct of the Business is not in compliance with any Applicable Law. Sellers have all permits necessary for the conduct and operation of the Business as currently conducted, such permits are in full force and effect, to the knowledge of the Sellers no violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the knowledge of any Seller, threatened to revoke or limit any such permit. Schedule 4.7 contains a true and complete list of all such permits under which any Seller is operating or bound, and Sellers have furnished to Purchaser true and complete copies thereof.

4.8.
Reports and Financial Statements. Except as set forth on Schedule 4.8, each of Xcorporeal and NQCI has timely (including any applicable extensions) filed all reports required to be filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2006 (collectively, the “Company SEC Reports”), and has previously made available to Purchaser true and complete copies of all such Company SEC Reports. Such Company SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Company SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Xcorporeal included in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented (subject, in the case of unaudited statements, to normal recurring year-end adjustments and any other adjustments described therein) the consolidated financial position of Xcorporeal as at the dates thereof and the consolidated results of operations and cash flows of Xcorporeal for the periods then ended. Since December 31, 2008, there has been no change in any of the significant accounting (including tax accounting) policies or procedures of Xcorporeal or Operations.

4.9.
Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports filed as of the date of this Agreement and except as set forth on Schedule 4.9, since December 31, 2008, (i) Xcorporeal, Operations and NQCI have each conducted its respective businesses and operations in the ordinary course of Business and consistent with past practices and has not taken any actions that, if it had been in effect, (ii) there has not been any fact, event, circumstance or change affecting or relating to Xcorporeal, Operations which, individually or, in the aggregate, has had a material adverse effect on the financial condition or results of operations of Xcorporeal and Operations, taken as a whole and (iii) there has not been any fact, event, circumstance or change affecting or relating to NQCI which, individually or in the aggregate, has had a material adverse effect on the financial condition or results of operations of NQCI (in the case of either (ii) or (iii) a “Material Adverse Effect”).

4.10.
Litigation. Except for litigation disclosed in the notes to the financial statements included in Xcorporeal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, or in the Company SEC Reports filed subsequent thereto, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of any Seller, threatened against any Seller or with respect to which any Seller could be required to provide indemnification or to otherwise contribute to liabilities or damages relating thereto; nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against any Seller.

4.11.
Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in Xcorporeal’s consolidated financial statements (or reflected in the notes thereto) included in the Company SEC Reports or in NQCI’s statement of liabilities as of October 31, 2009, as set forth on Schedule 4.11, or which were incurred after October 31, 2009, in the ordinary course of business and consistent with past practice, none of the Sellers has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a balance sheet (or reflected in the notes thereto) or which have had or could reasonably be expected to have a Material Adverse Effect.

4.12.	Payment of Taxes.

(a)
Each Seller has timely filed all federal, state and local tax returns that it was required to file. All such tax returns are correct and complete in all material respects. All taxes owed by any Seller (whether or not shown on any tax return) have been timely paid, except for those being contested in good faith. No Seller is currently the beneficiary of any extension of time within which to file any tax return. No Seller has received any notice or inquiry from any jurisdiction where such Seller has not filed tax returns to the effect that such filings may be required or that such Seller and/or any of such Seller’s properties or assets may otherwise be subject to taxation by such jurisdiction. There are no liens or other encumbrances on any of the assets of any Seller that arose in connection with any failure (or alleged failure) to pay any tax. No Seller has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. No Seller is a party to or bound by any tax allocation or sharing contract. No Seller has any liability or potential liability for the taxes of any other person or entity as a transferee or successor, by contract, or otherwise.

(b)
Each Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)
No domestic or foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or, to any Seller’s knowledge, threatened with respect to any Seller. No Seller has received from any domestic or foreign, federal, state, or local Governmental Authority (including jurisdictions where such Seller has not filed tax returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against such Seller.

4.13.	Real Property.

(a)
No Seller owns any real property. Schedule 4.13(a) lists as of the date hereof (i) all written leases, subleases, licenses, rental or occupancy agreements and other agreements (including all amendments) to lease, sublease, license or otherwise occupy or permit occupancy of, and describes all oral leases, subleases, licenses, rental or occupancy agreements pursuant to which any Seller leases, subleases, licenses, or otherwise rents or occupies or has agreed to lease, sublease, license or otherwise occupies or permit occupancy of, any real property, including all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property (each, a “Real Property Lease” and collectively, the “Leased Real Property”), (ii) a schedule of Leased Real Property by street address and (iii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.

(b)
The applicable Seller is the owner and holder of all interests and leasehold estates purported to be granted by each Real Property Lease, each Real Property Lease is valid, subsisting, in full force and effect, binding upon and enforceable against such Seller and the other parties thereto in accordance with its terms; and the interests and/or leasehold estate created by each Real Property Lease is free and clear of all liens or encumbrances except means (i) mechanics’, carriers’, workers’ warehouseman’s, materialman’s, repairman’s, landlords’, or other liens arising or incurred in the ordinary course of the Business with respect to charges not yet due and payable, (ii) security interests of equipment lessors to evidence title retention; (iii) statutory liens for current taxes or assessments not yet due or payable (collectively, “Permitted Liens”). No Seller has delivered or received written notice of any alleged default by any party to a Real Property Lease and no Seller is in breach of or default under any of the Real Property Leases, nor to any Seller’s knowledge is any other party to any Real Property Lease in breach of or default under such Real Property Lease, nor does any condition exist that, with or without notice, lapse of time or the happening or occurrence of any other event, could result in a breach of or constitute a default under any Real Property Lease. No proceeding is pending or, to Seller’s knowledge, threatened for the taking or condemnation of all or any portion of the property demised under any Real Property Lease. There is no brokerage commission or finder’s fee due from any Seller and unpaid with regard to any of the Real Property Leases, or which will become due at any time in the future with regard to any Real Property Lease. Sellers have furnished to Purchaser prior to the execution and delivery of this Agreement true and complete copies of all Real Property Leases. There are no subleases or rights of occupancy with respect to the Leased Real Property.

4.14.
Assets. Each Seller has good, valid and marketable title to all of their respective properties and assets (whether real, personal, or mixed and whether tangible or intangible) included in the Purchased Assets, free and clear of all liens or encumbrances other than Permitted Liens, and, subject to Stockholder Approvals, the Sellers have the full right, power and authority to sell, transfer, assign, convey and deliver all of the Purchased Assets to Purchaser. The applicable Seller has a valid and enforceable right to use all tangible items of personal property leased by or licensed to it, free and clear of all liens or encumbrances other than Permitted Liens. Subject to reasonable wear and tear, all of Sellers’ properties and assets have been maintained in accordance with good business practice and industry standards, are in good operating condition and repair, are free from material defects (patent and latent), and are suitable for the purposes for which they are used and intended to be used. Schedule 4.14 contains an accurate and complete list of each item of Tangible P&E having a fair market value on Sellers’ books and records of at least $10,000 as of the Closing Date.

4.15.
Extent of Assets. The Purchased Assets include, without limitation, all of the real (immovable) and personal (movable) property, intangible (incorporeal) property, rights and other assets of every kind and nature whatsoever owned, leased or used by any Seller for the conduct of the Business as currently conducted and as conducted during the past twelve (12) months, excluding the Excluded Assets. The Purchased Assets, excluding the Excluded Assets and the rights and technology underlying the WAK/PAK Technology Assignment of License, constitute all the assets necessary or desirable to conduct the Business in the manner presently conducted by Sellers.

4.16.
Personal Property Leases. Schedule 4.16 is an accurate and complete list of each Personal Property Lease involving the payment by Sellers of lease payments that in the aggregate exceed $10,000 per calendar year. Sellers have provided Purchaser with correct and complete copies of all Personal Property Leases listed on Schedule 4.16. Each Personal Property Lease is valid and binding upon the applicable Seller and, to the knowledge of Sellers, enforceable against the other parties thereto in accordance with its terms. No Seller is in breach of or default under any Personal Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default by any Seller, or permit the termination, modification or acceleration of any obligation of such Seller under such Personal Property Lease. To the knowledge of Sellers, no other party to any Personal Property Lease is in breach thereof or default thereunder.

4.17.	Intellectual Property.

(a)
Schedule 4.17(a) sets forth a true, complete and accurate list of all Business Intellectual Property that is owned by any Seller and used in or related to the Business and identifies which Seller is the owner thereof. Except for any intellectual property of third parties from which any Seller has licensed rights pursuant to the agreements listed in Schedule 4.17(b) which identifies which Seller is the licensee thereof, Sellers exclusively own and possess all right, title and interest in and to the Business Intellectual Property free and clear of all security interests, liens, or encumbrances. No Business Intellectual Property used in or related to the Business is involved in any interference, reissue, re-examination or opposition proceeding. Except for rights acquired pursuant to the agreements listed in Schedule 4.17(b), the Excluded Assets, the Business Intellectual Property listed on Schedule 4.17(a) constitutes all of the Business Intellectual Property necessary to conduct the Business as currently being conducted, as previously conducted, and as currently proposed to be conducted.

(b)
Schedule 4.17(b) sets forth a true, complete and accurate list of all agreements pursuant to which any Business Intellectual Property is licensed to any Seller and identifies to which Seller it is so licensed. With respect to Business Intellectual Property that is licensed to any Seller and used or related to the Business, such Seller has a valid and enforceable right or license to use such Business Intellectual Property, such right or license is transferable to Purchaser without the consent of or termination right of any third party, and such right or license is being transferred under this Agreement. No Seller is in breach of any agreement pursuant to which any Business Intellectual Property is licensed to any Seller.

(c)
Schedule 4.17(c) sets forth a true, complete and accurate list of all agreements pursuant to which any Business Intellectual Property is licensed to any third party from any Seller and identifies which Seller is the licensor thereof. Except as set forth in Schedule 4.17(c), no licenses, covenants not to sue, or other rights of use have been granted to third parties with respect to any of the Business Intellectual Property, and no Seller is under no obligation to grant any of the foregoing.

(d)
The Business Intellectual Property is valid, fully subsisting, and enforceable. The applicable Seller has maintained all of the Business Intellectual Property and has paid all registration and maintenance fees to the extent necessary to validly maintain all registrations with any regulatory authorities with respect to the Business Intellectual Property. Except as set forth in Schedule 4.17(d), no fees or actions that fall due within 90 days following the Closing Date are required to maintain or otherwise avoid the abandonment of any rights included in the Business Intellectual Property. To the knowledge of Sellers, no rights in or to any Business Intellectual Property owned by or licensed to any Seller and used in connection with the Business are infringed, misappropriated or otherwise violated by any third party.

(e)
The conduct of the Business as presently, previously, and presently proposed to be conducted does not infringe the intellectual property rights of any third party. None of the Business Intellectual Property is subject to any outstanding judgment, injunction, order or decree issued against any Seller which restricts the use thereof by it and there are no pending, or to the knowledge of Sellers, threatened claims against any Seller or the Business alleging that the operation of the Business infringes or violates (or in the past infringed or violated) the rights of any third party or constitutes a misappropriation of (or in the past constituted a misappropriation of) and Business Intellectual Property right of any third party.

(f)
Except as set forth on Schedule 4.17(f), all personnel of the Business, including employees, agents, consultants, and contractors who have contributed to or participated in the conception, creation, and/or development of the Business Intellectual Property on behalf of any Seller have executed nondisclosure agreements and have executed appropriate instruments of assignment in favor of the applicable Seller giving such Seller exclusive ownership of all tangible and intangible Business Intellectual Property thereby arising. Each Seller has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all know-how and trade secrets used in the Business.

(g)
Each Seller has obtained and possesses valid licenses from third parties to use all of the third party software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its respective employees for their use. Schedule 4.17(g) lists all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License and the Apache License) (“Open Source Materials”) which is used by the Company, and describes the manner in which such Open Source Materials are or were used. Sellers’ use of Open Source Materials included within the Company’s products will not require, as a condition of use, modification or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge.

4.18.
Permits. The applicable Seller possesses the permits set forth on Schedule 4.18. The permits set forth on Schedule 4.18 include all of the permits necessary for such Seller to own the respective Purchased Assets and operate the Business as conducted as of the Closing. The Business is operated in compliance in all material respects with, all permits. All of the permits listed on Schedule 4.18 are in full force and effect, and no Seller has received, during the past three (3) years, any written notice to the contrary except as set forth on Schedule 4.18.

4.19.	Contracts.

(a)
Set forth on Schedule 4.19(a) is an accurate and complete list of all Material Contracts. Sellers have delivered or made available to Purchaser a complete copy of each Material Contract included in the Purchased Contracts and all amendments thereto. The term “Material Contract” means each of the following contracts included in the Purchased Contracts relating to the Business:

(i)
Any contract (or group of related contracts) for the purchase or sale of commodities, supplies, products or other personal property, or for the furnishing or receipt of services that involves expenditures or receipts of the Business in excess of $25,000 annually and which cannot be terminated on thirty (30) or less days notice without penalty;

(ii)	Any contract not made in the ordinary course of the Business;

(iii)	Any distribution, franchise, license, sales or commission contract related to the Business;

(iv)
Any contract that includes any most favored terms, pricing, or similar provisions or that contains covenants that in any way purport to restrict the business activity of the Business (or any part thereof), limit the freedom of any Seller or the Business (or any part thereof) to engage in any line of business or to compete with any person, or limit the right of any Seller to assert claims in litigation, including, but not limited to, claims of infringement of intellectual property rights;

(v)	Any contract (or group of related contracts) involving annual revenues of more than $25,000 under which any Seller has granted price protection provisions;

(vi)	Any contract with an indemnity obligation;

(vii)	Any purchase, supply or other contract imposing on any Seller confidentiality covenants;

(viii)	Any purchase, supply or other contract, other than service contracts, imposing on any Seller nonsolicitation covenants;

(ix)
Any purchase, supply or other contract (or group of related contracts) which provides for warranties or return of product, rebates, sharing of fees, grant of discounts or similar arrangements involving annual sales by any Seller in excess of $25,000 or which provides a grant of exclusivity by any Seller to another contracting party;

(x)	Any contract (or group of related contracts) which provides for consignment or similar arrangement of tangible assets having a fair market value in excess of $25,000;

(xi)	Any collective bargaining agreement;

(xii)
Any contract for the employment of any individual on a full-time, part-time or other basis or providing severance benefits or any consulting agreement providing annual compensation in excess of $25,000;

(xiii)	Any contract under which it has advanced or loaned any amount to any of the employees of the Business;

(xiv)	Any contract that is a joint venture agreement;

(xv)	Any contract establishing any technology escrow or granting any party manufacturing rights; and

(xvi)	Any contract that is an amendment, supplement or modification (whether oral or written) in respect of any of the foregoing.

(b)
Except as set forth on Schedule 4.19(b), with respect to each of the Purchased Contracts, (i) such Purchased Contract is valid and binding upon the applicable Seller and enforceable against the other parties thereto in accordance with its terms, (ii) the applicable Seller is not in breach of or default under such Purchased Contract and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of any obligation under such Purchased Contract, and (iii) to the knowledge of Sellers, no other party to any Purchased Contract is in breach thereof or default thereunder.

4.20.
No Other Agreement.  No Seller nor any of their affiliates or representatives has any commitment or legal obligation, absolute or contingent, to any other person other than Purchaser, to sell, assign, transfer or effect a sale or other disposition of any of the Purchased Assets or the Business.

4.21.	Employee Benefit Plans and Contracts.

(a)
No liability under Title IV of ERISA has been incurred by any Seller or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to any Seller or any trade or business, whether or not incorporated, that together with any Seller would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) of incurring a liability under such Title.

(b)
To Sellers’ knowledge, neither any Seller nor any ERISA Affiliate, nor any Plan and neither any Seller nor any ERISA Affiliate has any continuing liability thereunder, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any Seller, any of the Plans, any such trust, or any trustee or administrator thereof, could, directly or indirectly, be subject to a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA, a tax imposed pursuant to Section 4975, 4976, 4980B, 4980D, 4980E, or 4980F of the Code, or any other material liability. For purposes of this Section 4.21 the “Plan” shall mean any bonus, deferred compensation, incentive compensation, equity incentive, severance pay, medical, life or other health and welfare benefit, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by any Seller or any ERISA Affiliate for the benefit of any employee, independent contractor, or consultant or former employee, independent contractor, or consultant of any Seller, whether formal or informal unless such plan, program, agreement or arrangement has been terminated.

(c)
None of the Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(d)
Neither any Seller nor any ERISA Affiliate has ever sponsored, maintained or contributed to a pension plan (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(e)
Each of the Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination (or IRS opinion letter) from the IRS in respect of each such Plan.  To the knowledge of Sellers, each of the Plans that is intended to satisfy the requirements of section 125 or 501(c)(9) of the Code satisfies such requirements.  To the Knowledge of Sellers, each of the Plans has been operated and administered in accordance with its terms and Applicable Laws, including but not limited to ERISA and the Code.

4.22.	Employees; Labor Relations.

(a)
Schedule 4.22(a) contains a true and complete list of all current directors and officers of each Seller and all current employees, independent contractors and consultants of each Seller, along with the current position and current salary and bonus for each such person.  No Seller is delinquent in payments to any of its directors, officers, employees, independent contractors or consultants for any wages, salaries, commissions, bonuses or other compensation for any services performed by them or material amounts required to be reimbursed to such directors, officers, employees, independent contractors or consultants.  To Sellers’ knowledge, no director, officer or employee of any Seller is in violation of any term of any material employment contract, independent contractor agreement for services, patent disclosure agreement, confidentiality and invention assignment agreement or any other contract relating to the relationship of such director, officer, employee with any Seller or any other party because of the nature of the business conducted or currently proposed to be conducted by Sellers.  Each employee of the Sellers, each consultant to Sellers who in the ordinary performance of such consultant’s duties on behalf of such Seller has access to confidential information respecting Sellers’ Business Intellectual Property, and each officer of each Seller has executed a customary confidentiality and assignment of inventions agreement, and copies of all such agreements have been provided to Purchaser.

(b)	No Seller is bound by any collective bargaining, labor, or similar agreements, including material local or side agreements.

(c)	Each Seller is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act or any state-law equivalent (collectively, “WARN”) and has no liabilities pursuant to WARN.

4.23.
Regulatory Compliance.  Sellers have delivered true and correct copies of the registrations, pre-market notifications, pre-market applications, pre-market approvals, and investigational device exemption applications (and any amendments or supplements thereto) related to the Business and has delivered copies of all material written communications between any Seller and the United States Food and Drug Administration (“FDA”) or any other applicable Governmental Authority regulating medical products and any existing written summaries of material discussions between such parties that describe matters that are material to assessing compliance of the Business.  The operation of the Business is in compliance in all material respects with all FDA and other comparable state and local Applicable Laws applicable to the Business, including FDA and comparable state and local rules and regulations relating to clinical studies or investigations, Good Practices, advertising and promotion, pre- and post-marketing adverse device experience and adverse device experience reporting, and all other pre- and post-marketing reporting requirements, as applicable.

4.24.
Hazardous Substances.  Each Seller is in compliance in all material respects with all Applicable Laws governing or related to environmental matters.  There are no claims pending or, to the knowledge of Sellers, threatened against any Seller or the Leased Real Property relating to any Applicable Laws governing or related to environmental matters.  Sellers have no actual or alleged liability, whether fixed or contingent, under any Environmental Law.

4.25.
Brokers.  Except for William Blair & Company, no broker, investment banker or other person or entity engaged by Seller is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

4.26.	Votes Required.

(a)
Xcorporeal.  The affirmative vote of the holders of a majority of the outstanding shares of Xcorporeal’s common stock (the “Xcorporeal Stockholder Approval”) is the only vote of the holders of any class or series of Xcorporeal’s capital stock necessary to approve the transactions contemplated by this Agreement.

(b)
NQCI.  The affirmative vote of the holders of a majority of the outstanding shares of NQCI’s common stock (the “NQCI Stockholder Approval,” and together with the Xcorporeal Stockholder Approval, the “Stockholder Approvals”) is the only vote of the holders of any class or series of NQCI’s capital stock necessary to approve the transactions contemplated by this Agreement.

4.27.
Sufficiency of Purchase Price.  Sellers have marketed the assets being sold and otherwise considered their value and have determined that the consideration being received by each Seller from Purchaser herein constitutes fair consideration and reasonably equivalent value for the assets being conveyed.  This transaction was negotiated at arms length between unrelated parties with each side represented by independent counsel.  The proceeds to be received by each Seller from the Purchase Price are sufficient to satisfy in full all of the liabilities of such Seller.

4.28.
Disclosure.  No representation or warranty made by Sellers in this Agreement and no statement contained in any document or other writing furnished or to be furnished to Purchaser or its representatives pursuant to the provisions hereof contains any untrue statement of fact or omits to state any fact necessary in order to make the statements made herein or therein not misleading.

5.	Representations and Warranties of Purchaser. As of the Closing, Purchaser represents and warrants to Sellers as follows:

5.1.	Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Massachusetts.

5.2.
Authority.  Purchaser has all requisite corporate power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the agreements contemplated hereby by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by Purchaser.  This Agreement and the agreements contemplated hereby have been duly executed and delivered by Purchaser and (assuming the valid authorization, execution and delivery by Sellers) constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

5.3.
No Violation.  The consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with or result in a breach of the terms, conditions or provisions of, any order of any court or other agency of government or the certificate of incorporation or bylaws of Purchaser.  No authorization, consent or approval or any order of any governmental or public authority or agency is required for the execution by Purchaser of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby by Purchaser.

5.4.
Financing.   The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. Upon the consummation of such transactions, (a) the Purchaser will not be insolvent, (b) the Purchaser will not be left with unreasonably small capital, (c) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of the Purchaser will not be impaired.

5.5.
Litigation.   As of the Closing, no suit, action, proceeding or investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser, which could affect the legality, validity or enforceability of this Agreement, the agreements contemplated hereby and to consummation of the transactions contemplated hereby and thereby.

5.6.
Brokers.  No broker, investment banker or other person or entity engaged by Purchaser is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

6.	Survival of Representations and Warranties; Indemnification.

6.1.
Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive consummation of the transactions contemplated hereby for a period ending on April 1, 2011, except that the representations and warranties included in Section 4.1, 4.2, 4.6, 4.14, 4.17 and 4.25 shall survive as long as Purchaser is required to pay the Royalty Payments to the Sellers hereunder (the “Survival Period”), or upon termination of this Agreement pursuant to Section 10.01, and, following the Survival Period or the termination of this Agreement, as the case may be, no party shall make any claim whatsoever for any breach of any representation or warranty hereunder, subject to this Section 6.1 and Section 10.

6.2.
Indemnification by Sellers.  Sellers shall, jointly and severally, indemnify and hold harmless Purchaser and its affiliates for any loss, liability, claim, damage and expense, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or suffered to Purchaser or its affiliates by reason of:  (a) any liability or obligation relating to any Seller or the Purchased Assets, other than Assumed Liabilities; and (b) any breach of any representation or warranty of Sellers contained herein.  In the event of the final determination of any liability under this Section 6.2 from Sellers to Purchaser, Purchaser may, upon written notice to Sellers, setoff or recoup, in whole or in part, such amounts from the Continuing Payments.

6.3.
Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless each Seller and its affiliates for any Damages incurred by or suffered to Sellers or its affiliates by reason of:  (a) any of the Assumed Liabilities, including the failure of Purchaser to pay, discharge or perform any of the Assumed Liabilities as and when due; and (b) any breach of any representation or warranty of Purchaser contained herein.

6.4.
Notice and Opportunity to Defend.  Each party agrees to give the other party prompt written notice of any potential claim under this Section 6 and, if such potential claim arises out of a claim or demand of a third party, agrees to give the other party full opportunity, at its expenses, to defend against such third party claim or demand.

6.5.
Limitation on Indemnification.  The obligations of Sellers to indemnify, save and hold harmless Purchaser from and against Damages pursuant to this Section 6 shall at all times and in all events be limited to an aggregate amount equal to $2,000,000 plus the amount of Royalty Payments that have been paid, or are due and payable, to Sellers hereunder.  In addition, neither Seller will have any liability (for indemnification or otherwise) under this Section 6 until the aggregate amount of all Damages actually incurred or suffered by Purchaser hereunder exceeds $50,000 (the “Threshold Amount”) and then only for the amount of the damages exceeding the Threshold Amount.

7.	Conditions to Closing.

7.1.
Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)	Stockholder Approvals. The Stockholder Approvals shall have been obtained.

(b)
No Order.  No Governmental Authority (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting or materially restricting consummation of the transactions contemplated hereby; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

(c)	Required Consents. All of the Required Consents shall have been obtained.

7.2.
Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by Purchaser:

(a)
Representations and Warranties.  The representations and warranties of the Sellers shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein), as of date hereof, and except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made at and as of the Closing.

(b)	Performance of Obligations of the Sellers. Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)
No  Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to the Purchased Assets or, recognizing the constraints of Sellers’ financial situation, the Business since the date of this Agreement and no fact or circumstance shall have occurred or arisen since the date of this Agreement that would reasonably be expected to have such a Material Adverse Effect.

(d)	Impairment of Title. No fact or condition shall have arisen that would preclude in any material respect the Purchaser from taking title in the Purchased Assets.

(e)
WAK/PAK Technology Assignment of License.  Prior to or concurrently with the Closing, Purchaser and Xcorporeal shall have negotiated and delivered a WAK/PAK Technology Assignment of License assigning to Purchaser all of Xcorporeal’s licensed rights to current and future intellectual property comprised of certain U.S. patents and patent applications relating to PAK Technology and WAK HD Technology.

(f)
Sellers’ Counsel Opinions.  The Purchaser shall have received from counsel to the Sellers, one or more legal opinions in substantially the form of Exhibit I attached hereto, addressed to the Purchaser and dated as of the Closing Date.

(g)
Supersorbent Rights.  The Research Agreement shall have been validly assigned to Purchaser and the exclusive license for use of the Supersorbent Technology in any and all medical applications, as contemplated by the Research Agreement, shall have been executed and delivered on terms and conditions substantially as set forth in Appendix C to the Research Agreement and otherwise on terms and conditions reasonably satisfactory to Purchaser; such license shall be in the name of and for the benefit of Purchaser or shall be in the name of and for the benefit of NQCI and shall be assigned to Purchaser at the Closing with the written consent of TRDF.

7.3.
Conditions to Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by the Sellers:

(a)
Representations and Warranties.  The representations and warranties of Purchaser shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date hereof, and except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing.

(b)	Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to Closing.

8.	Covenants.

8.1.	Proxy Statement; Stockholder Approvals.

(a)
Unless the Agreement has been terminated in accordance with Section 10.1(c), Xcorporeal, acting through its board of directors, shall, subject to and in accordance with applicable law and its certificate of incorporation and by-laws, promptly and duly call, give notice of, convene and hold as soon as practicable, a meeting of the holders of its stockholders (or solicit the written consent of stockholders) for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and, subject to the fiduciary duties of its board of directors under applicable law based on advice by outside legal counsel, (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Xcorporeal and include in any proxy or information statement (“Proxy Statement”) such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval.

(b)
NQCI, acting through its board of directors, shall, subject to and in accordance with applicable law and its certificate of incorporation and by-laws, as soon as practicable, solicit the written consent of its stockholders to approve and adopt this Agreement and the transactions contemplated hereby,

(c)
Xcorporeal, as promptly as practicable shall cause any required Proxy Statement to be developed and shall allow Purchaser two business days to review such Proxy Statement prior to it being delivered to its stockholders.

(d)	At or prior to the Closing, Xcorporeal shall deliver to the Purchaser a certificate of its Secretary setting forth the voting results from its stockholder meeting.

(e)	Xcorporeal shall use all reasonable best efforts to hold its stockholders meeting as soon as practicable after the date hereof.

8.2.
Conduct of Business of the Companies Prior to the Closing Date.  During the period from the date of this Agreement and continuing through the Closing Date, each of the Sellers agrees that except as expressly contemplated or permitted by this Agreement or to the extent that Purchaser shall otherwise consent in writing, each of the Sellers shall use its best efforts to carry on the Business and its affairs in such a manner so that the representations, warranties and covenants contained herein shall continue to be accurate and correct throughout such period, and on and as of the Closing Date as if made by each Seller on the Closing Date, and throughout such period, each Seller shall (a) carry on the Business in the ordinary course in substantially the same manner as previously conducted immediately prior to the execution of this Agreement, (b) promptly notify Purchaser, in writing, of any material development with respect to the Business or any assets or properties of such Seller, (c) confer with Purchaser concerning operational matters of a material nature, and (d) use best efforts, recognizing the constraints of its financial condition, (i) to preserve intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) preserve its relationships with customers, suppliers and others having business dealings with it, and (iv) not do or permit to be done any action that would result in a Material Adverse Effect.

8.3.
Public Announcements. None of the parties to this Agreement shall issue or make any press release or other public statements or otherwise announce the transactions described herein to employees, customers or suppliers except and unless such release, statement or announcement has been jointly approved by Purchaser and Sellers (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities market or any securities market regulations.  If either party is so required to issue or make a press release, public statement or other announcement, it shall inform the other party prior to the issuance or making thereof and shall reasonably consult with the other party regarding the content thereof.

8.4.
Protection of Trade Secrets.  Each Seller shall take efforts that are reasonable under the circumstances to prevent the unauthorized disclosure to any other person or entity of any of the Trade Secrets used in or related to the Business.  Each Seller shall take all steps reasonably necessary to protect and preserve the confidentiality of the Trade Secrets and other confidential information of the Business. “Trade Secrets” means business or technical information including, but not limited to, formulas or methods of manufacturing and production and Know-How, that is not generally known to other persons or entities who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other persons or entities. “Know-How” means ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, inventions and discoveries, whether or not patentable.

8.5.
Bulk Sales Compliance.  Except with respect to each of the Sellers’ obligations which comprise the Assumed Liabilities, each Seller shall pay in full from the Purchase Price all sums due and owing its creditors.  Purchaser and each of the Sellers hereby waive compliance with any “bulk sales” law under any applicable uniform commercial code.  Notwithstanding the foregoing, the Sellers shall indemnify and hold Purchaser  harmless as provided for any claim, liability or expense arising from or in connection with non-compliance with any applicable bulk sales law as it pertains to the transactions contemplated hereby.

8.6.
Access to Information.  Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times without undue disruption to the Business, each Seller will give Purchaser and its authorized representatives full access to all personnel, offices and other facilities and to all Books and Records of each Seller (including tax returns and accounting work papers) and will permit Purchaser to make copies thereof and will fully cooperate with regard to such inspections as it may reasonably request for any purpose, including verification that the representations and warranties were true when made and continue to be true through and including the Closing Date and will cause its officers to furnish Purchaser such financial and operating data and other information with respect to the business and properties of each Company which Purchaser may from time to time reasonably request.

8.7.
All Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Additional Documents and to cause the conditions to the Closing set forth herein to be satisfied.

8.8.	Consents and Approvals. Sellers shall use reasonable efforts to obtain all of the Required Consents.

8.9.
Other Negotiations by Sellers.  During the period from the date hereof to the Closing Date or the date this Agreement is terminated in accordance with provisions hereof, no Seller shall directly, or indirectly through representatives, enter into any agreement, discussion, negotiation with or provide any information to, any other corporation, firm, entity or other persons or solicit, encourage, entertain or consider any inquiries or proposals, with respect to (i) the possible disposition of any of the Business (including any of the Purchased Assets), (ii) any business combination involving any Seller, whether by way of merger, consolidation, share exchange or other transactions, or (iii) the sale of any shares of the capital stock of any Seller (an “Acquisition Proposal”); provided, however, that nothing contained in this Agreement shall prohibit the board of directors of any Seller from complying with the requirements of Rule 14e-2(a) under the Exchange Act, if applicable, with respect to an Acquisition Proposal or any other applicable law or furnishing any information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide Acquisition Proposal if, (A) the board of directors of applicable Seller, after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be a breach of its fiduciary duties under applicable law and (B) the board of directors of applicable Seller determines in good faith that such Acquisition Proposal may lead to a transaction that would, if consummated, result in a transaction more favorable to such Seller’s stockholders from a financial point of view than the transactions contemplated under this Agreement and the agreements contemplated hereby (any such more favorable Acquisition Proposal, a “Superior Proposal”). Such Seller shall promptly communicate to Purchaser the terms of any proposal which it may receive in respect of an Acquisition Proposal and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Proposal or discussions with respect thereto (the “Notice”). Such Seller shall keep Purchaser informed of any material changes (including material amendments) to any such Acquisition Proposal.  Notwithstanding the foregoing, neither Seller shall terminate this Agreement pursuant to this Section 8.9 unless and until (i) three business days have elapsed following the delivery to Purchaser of a written notice of such determination by the board of directors of such Seller and (x) such Seller has  delivered the Notice and (y) during such three business day period, such Seller otherwise cooperates with Purchaser with respect to the Acquisition Proposal that constitutes a Superior Proposal with the intent of enabling Purchaser to engage in good faith negotiations to make such adjustments in the terms and conditions of this Agreement as would enable such Seller to proceed with the transactions contemplated hereby on such adjusted terms and conditions and (ii) at the end of such three business day period the board of directors of the applicable Seller continues reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal.

8.10.
Supersorbent Option.  Purchaser hereby grants to Sellers an option to license/sublicense from Purchaser the perpetual worldwide exclusive rights to utilize and develop the Supersorbent Technology, with the right to sublicense (without any additional consideration (other than the royalties provided for below) due to Purchaser), in the healthcare fields other than renal, including the right to manufacture any products resulting therefrom (the “Option”).  Such Option shall be exercisable only during the twelve (12) month period immediately following Sellers’ receipt of written notice from Purchaser of Purchaser’s receipt of applicable regulatory approval for the sale of a product in the United States or European Union utilizing the Supersorbent Technology.  Contemporaneously with such notice, Purchaser shall provide reasonable written evidence to Sellers of its receipt of such approval.  In order to exercise the Option, a Seller shall provide written notice of such election to Purchaser (the “Election Notice”).  Purchaser and Sellers (or Seller, as applicable) shall negotiate in good faith and shall, within thirty (30) days of Purchaser’s receipt of the Election Notice, execute a license agreement the terms and conditions of which shall include the following:

(a)	An initial royalty payment equal to $7,500,000 in immediately available funds;

(b)
An ongoing royalty, payable quarterly along with the delivery of reasonable sales reports and data, in an amount equal to the lesser of $0.75 per supersorbent cartridge or $1.50 per patient per week in each country where such sales infringe valid and issued claims of the Supersorbent Patents issued in such country;

(c)
That Sellers (or Seller, as applicable) shall be entitled to transfer or sublicense its rights under such license without any additional consideration due to Purchaser, provided that such transfer or sublicense is limited to the healthcare fields other than renal;

(d)
That such license shall consist of the perpetual worldwide exclusive rights to utilize and develop the Supersorbent Technology, with the right to sublicense (without any additional consideration (other than the royalties provided for above) due to Purchaser), in the healthcare fields other than renal, including the right to manufacture any products resulting therefrom; and

(e)	Other usual and customary terms found in similar license agreements.

9.	Restrictive Covenants.

9.1.
Non-Compete.  As a material inducement for Purchaser to enter into this Agreement, each of the Sellers hereby agrees that none of them nor any of their affiliates or subsidiaries shall, effective as of the Closing and continuing until the second (2nd) anniversary of the date of Closing (the “Restricted Period”), directly or indirectly, run, own an equity interest in, manage, consult with, be employed by, furnish services to, operate or control any business, venture or activity that is directly or indirectly competitive with Business, provided, however, that any joint venture among Purchaser and any or all of the Sellers shall not be violation hereof.

9.2.
Nonsolicitation.  As a material inducement for Purchaser to enter into this Agreement, each of the Sellers hereby agree that none of them nor any of their affiliates or subsidiaries shall, during the Restricted Period, directly or indirectly, take any action that is intended to, or could reasonably be expected to, result in any customer, employee or vendor of the Purchaser or of the Business from discontinuing or limiting its affiliation with Purchaser or the Business.

10.	Termination.

10.1.	Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)	by the mutual written consent of Purchaser and the Sellers;

(b)
by Purchaser or by Sellers if any Governmental Authority shall have issued an order, decree or ruling or taken any other action, which such order, decree, ruling or action has become final and nonappealable and which has the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(c)
by Sellers, subject to complying with the terms of this Agreement, upon the decision by the board of directors of any Seller to enter into an agreement concerning a transaction that constitutes a Superior Proposal, if such Seller notifies Purchaser in writing that it intends to enter into such an agreement;

(d)	by Purchaser if the Stockholder Approvals have not been obtained on or before February 28, 2010;

(e)
upon written notice to the other party by Purchaser or any Seller, if the Closing has not occurred on or before February 28, 2010 and this Agreement has not previously been terminated, provided, however that the right to terminate the Agreement under this Section 10.1(e) shall not be available to any party if the failure of such party to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

10.2.
Procedure Upon Termination.  In the event of termination of this Agreement by the Sellers or Purchaser, written notice thereof shall promptly be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any party to this Agreement.  If this Agreement is so terminated, no party to this Agreement shall have any right or claim against another party on account of such termination unless this Agreement is terminated by a party on account of the breach of any representation, warranty, term or covenant herein by the other party or parties in which event the non-breaching party shall have all rights and remedies available to it at law or in equity.

10.3.
Breakup Fee.   Contemporaneously with the closing of a transaction contemplated by a Superior Proposal, the Seller party to such transaction (or if applicable, the Sellers) shall pay to Purchaser, in immediately available funds, a breakup fee in the amount of $2,500,000.

11.	Miscellaneous.

11.1.
Taxes.  Purchaser shall pay when due and as required by law all sales and/or use taxes, recording fees and all other taxes and fees on the transfer of the Purchased Assets imposed upon it and arising by virtue of the sale of the Purchased Assets.  Sellers shall be responsible for any and all taxes due in connection with its activities in relation to the Purchased Assets prior to Closing and Purchaser shall be responsible for any and all taxes due in connection with its activities in relation to the Purchased Assets following Closing.

11.2.
Notice.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given to any party (a) upon delivery to the address of such party set forth below if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), postage prepaid, (b) upon dispatch if transmitted by telecopy or other means of facsimile or electronic mail, in any case to the parties at the following addresses, telecopy numbers or email addresses, as the case may be, provided that e-mail and facsimile notices are confirmed telephonically or by depositing a copy of such notice in the mail:

If to Xcorporeal or Operations:

12121 Wilshire Blvd, Suite 350
Los Angeles, CA 890025
Attn:  Kelly J. McCrann
Facsimile No. 310.923.9969
Email: kmccrann@xcorporeal.com

If to NQCI:

National Quality Care, Inc.
2431 Hill Drive
Los Angeles, California  90041
Attention:  Chief Executive Officer
Facsimile No. 323.254.1015
Email: nqcinc@sbcglobal.net

If to Purchaser:

Fresenius USA, Inc.
920 Winter Street
Waltham, MA 02451-1457
Attn:  Douglas Kott
Facsimile No. (781) 699-9698
Email: doug.kott@fmc-na.com

or to such other address or telecopy number as any party may designate by written notice in the aforesaid manner.

11.3.
Assignability.  Other than as expressly herein, this Agreement and the rights and obligations hereunder shall not be assignable by any of the parties hereto without the prior written consent of the other parties; provided that Xcorporeal and NQCI (if applicable) may assign its respective rights and obligations hereunder, including under any agreements contemplated by this Agreement, to the Xcorporeal Trust or a liquidating trust established for the benefit of NQCI’s stockholders (the “NQCI Trust”), as applicable, and the Xcorporeal Trust and/or the NQCI Trust may assign any or all of it respective rights and obligations hereunder to any purchaser of a part or all of such trust’s rights, assets and/or obligations, without the prior written consent of any other party.  This Agreement shall inure to the benefit of and be binding upon the successors and any permitted assigns of Purchaser, Sellers, the Xcorporeal Trust and the NQCI Trust.

11.4.
Governing Law. The internal law, not the law of conflicts, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

11.5.
Entire Agreement.  This Agreement, the Schedules and Exhibits hereto, and other documents delivered or to be delivered pursuant to this Agreement, together with the side agreement dated as of the date hereof among Xcorporeal, Operations and Purchaser, contain or will contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersede all previous oral and written agreements. The Schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

11.6.
Waiver.  Any failure of any Seller or Purchaser to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Purchaser or Sellers, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.7.	Amendment. This Agreement may be amended, modified, or supplemented only by written agreement of Purchaser and each Seller.

11.8.	Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

11.9.
Counterparts.  This Agreement shall be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  A signature page of this Agreement executed and transmitted via facsimile or electronic mail shall be deemed an original for all purposes.

11.10.
Further Assurances.  At any time after the Closing Date, each Seller will, at Purchaser’s request and without further consideration, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser in order to complete the conveyance of the Purchased Assets.

11.11.
Payment of Expenses.  All fees, costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring said fees, costs or expenses.

11.12.
No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction will be applied against any party.

11.13.
No Third Party Beneficiary.  Except for the Xcorporeal Trust, the NQCI Trust and their successors and any permitted assigns, no third party shall be deemed to benefit from the terms of this Agreement nor shall any such third party be deemed a beneficiary hereof.

[Signature Page Follows]

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SELLERS:		PURCHASER:
XCORPOREAL, INC.		FRESENIUS USA, INC.

By:	/s/ Kelly J. McCrann	By:	/s/ Mohsen Reihany
Name: Kelly J. McCrann		Name:	Mohsen Reihany
Its: Chairman and CEO		Its:	Senior Advisor To Chairman of The Board

XCORPOREAL OPERATIONS, INC.

By:	/s/ Kelly J. McCrann
Name: Kelly J. McCrann
Its: Chairman and CEO

NATIONAL QUALITY CARE, INC.

By:	/s/ Robert Snukal
Name: Robert Snukal
Its: CEO